EXHIBIT 99.1

Conatus Pharmaceuticals Reports First Quarter 2014 Financial Results and Program Updates

SAN DIEGO, May 13, 2014 (GLOBE NEWSWIRE) -- Conatus Pharmaceuticals Inc. (Nasdaq:CNAT), a biotechnology company focused on the development and commercialization of novel medicines to treat liver disease, today announced financial results for the first quarter ended March 31, 2014, and provided updates on its clinical development programs.

Financial Results

Net loss for first quarter 2014 was $5.2 million compared with $2.3 million for first quarter 2013.

Research and development expenses were $3.7 million for first quarter 2014 compared with $1.0 million for first quarter 2013. General and administrative expenses were $1.6 million for first quarter 2014 compared with $0.7 million for first quarter 2013.

Cash, cash equivalents and marketable securities were $51.1 million at March 31, 2014, compared with $56.4 million at December 31, 2013. The company is projecting a year-end 2014 balance of cash, cash equivalents and marketable securities of between $28 million and $32 million.

Conatus is developing its lead compound, emricasan, for the treatment of patients with chronic liver disease and acute exacerbations of chronic liver disease, including:

  Post-orthotopic liver transplant (POLT) recipients with reestablished liver fibrosis post-transplant as a result of recurrent hepatitis C virus (HCV) infection who have successfully achieved a sustained viral response (SVR) following HCV antiviral therapy (POLT-HCV-SVR);
  Patients with nonalcoholic fatty liver disease (NAFLD), including the subset of NAFLD patients with inflammatory and/or fibrotic nonalcoholic steatohepatitis (NASH);
  Patients with acute-on-chronic liver failure (ACLF); and
  Patients with chronic liver failure (CLF).

POLT-HCV-SVR Update

The company announced yesterday the initiation of a Phase 2b clinical trial in patients with POLT-HCV-SVR. The placebo-controlled, double-blind (open to sponsor) trial is designed to enroll up to 60 patients at approximately 15 planned U.S. clinical sites. Enrollment is expected to take approximately 12 months. Patients will be randomized 2:1 to receive either 25 mg of emricasan or placebo orally twice daily for 24 months and will then be followed for another month post-treatment. The primary endpoint in this exploratory proof-of-concept trial is the change in the Ishak Fibrosis Score compared with placebo. The trial will also evaluate histological markers of inflammation, key serum biomarkers, and the safety and tolerability of emricasan in the target patient population. The sponsor-open design may allow for interim data analyses and periodic disclosures on trial progress.

Initial open-label biomarker data are expected to be available in the first half of 2015.

The U.S. Food and Drug Administration (FDA) granted Orphan Drug Designation to emricasan in late 2013 for the treatment of liver transplant recipients with reestablished fibrosis to delay the progression to cirrhosis and end-stage liver disease. "We believe emricasan may have the potential to delay the progression of the disease and accelerate the liver healing process," said Conatus President and Chief Executive Officer, Steven J. Mento, Ph.D., "and this trial is designed to evaluate emricasan's potential impact on fibrosis. Proof of concept in this patient population could support expansion into additional liver fibrosis indications."

NAFLD/NASH Update

Conatus initiated a Phase 2 trial of emricasan in patients with NAFLD, including patients with NASH, in March 2014. The trial is intended to confirm the appropriate dosing in this patient population for potential future studies, to expand emricasan's safety database, and to evaluate changes in relevant biomarkers of liver damage.

"There is not yet an established regulatory approval pathway in the NASH population, but we intend to be ready to move forward once appropriate Phase 3 endpoints are confirmed," said Dr. Mento.

Top-line results from the Phase 2 clinical trial are expected in the second half of 2014.

ACLF Update

The company initiated a Phase 2b clinical trial of emricasan in patients with ACLF in September 2013 in the United Kingdom, and expanded to clinical sites in the United States beginning in January 2014. The company announced a protocol amendment in March 2014 to address common causes for patient screening failures and to increase enrollment rates.

Conatus is conducting a total of three clinical trials in patients with impaired organ function that are expected to provide pharmacokinetic data to support dose selection in its overall clinical development program: the ACLF trial where patients can have simultaneous impairment of both liver and kidney, a trial in patients with severe renal impairment only, and a trial in patients with various levels of hepatic impairment. The company believes that data from these trials should provide sufficient information across a range of patients to establish appropriate dosing for future clinical trials in both ACLF and CLF patient populations.

Pharmacokinetic data from these three trials, as well as potential directional movement of biomarkers and functional parameters from individual patients in the ACLF trial, are expected in the second half of 2014.

CLF Update

Conatus believes that emricasan, by interrupting disease progression, may provide meaningful clinical benefit for CLF patients with cirrhosis that has resulted in decompensation which is marked by the development of jaundice, variceal hemorrhage, ascites, or encephalopathy. A critically ill subset of this patient population may include those eligible for the transplant waiting list and those too sick to be on the transplant waiting list. Dosing and pharmacokinetic information from the ACLF trial, the severe renal impairment trial, and the hepatic impairment trial is expected to support the design of a CLF trial.

Emricasan may also have the potential to benefit earlier-stage patients with compensated cirrhosis whose liver function is still near normal. The goal for this population would be to delay or prevent progression to decompensation.

Initiation of a Phase 2 trial in cirrhosis patients is expected in the second half of 2014.

Conference Call and Audio Webcast

Conatus will host a conference call and audio webcast at 4:30 p.m. Eastern Time today to discuss the quarterly results and provide a corporate update. To access the conference call, please dial 877-312-5857 (domestic) or 970-315-0455 (international) at least five minutes prior to the start time and refer to conference ID 37032610. A live and archived audio webcast of the call will also be available in the Investor Center of the Company's website at http://ir.conatuspharma.com/events.cfm.

About Emricasan Clinical Development

To date, emricasan has been studied in over 500 subjects in ten clinical trials. In a completed Phase 2b clinical trial, emricasan consistently demonstrated clinically meaningful, statistically significant, rapid and sustained reduction in elevated levels of key biomarkers of inflammation and cell death that are implicated in the severity and progression of liver disease. Importantly, these key biomarkers are known to be elevated and to have prognostic value in multiple hepatic indications that Conatus is currently pursuing. Conatus is also supporting a pilot clinical study funded by the National Institute on Alcohol Abuse and Alcoholism (NIAAA) in patients with severe alcoholic hepatitis.

About Conatus Pharmaceuticals

Conatus is a biotechnology company focused on the development and commercialization of novel medicines to treat liver disease. Conatus is developing its lead compound, emricasan, for the treatment of patients with chronic liver disease and acute exacerbations of chronic liver disease. Emricasan is a first-in-class, orally active pan-caspase protease inhibitor designed to reduce the activity of enzymes that mediate inflammation and cell death, or apoptosis. Conatus believes that by reducing the activity of these enzymes, emricasan has the potential to interrupt the disease progression across the spectrum of liver disease. For additional information, please visit www.conatuspharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release, including statements regarding Conatus' projected cash, cash equivalents and marketable securities, expected timeframes for initiation, results and other clinical trial milestones and future clinical development plans for emricasan, and emricasan's potential to accelerate the liver healing process, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including: Conatus' ability to initiate and successfully complete current and planned clinical trials; Conatus' dependence on its ability to obtain regulatory approval for, and then successfully commercialize emricasan, which is Conatus' only drug candidate; Conatus' reliance on third parties to conduct its clinical trials, enroll patients, manufacture its preclinical and clinical drug supplies and manufacture commercial supplies of emricasan, if approved; potential adverse side effects or other safety risks associated with emricasan that could delay or preclude its approval; Conatus' ability to obtain orphan drug exclusivity for emricasan for any indication; results of future clinical trials of emricasan; the potential for competing products to limit the clinical trial enrollment opportunities for emricasan in certain indications; the uncertainty of the FDA approval process and other regulatory requirements; Conatus' ability to fully comply with numerous federal, state and local laws and regulatory requirements applicable to it; Conatus' limited operating history and its ability to operate successfully as a public company; Conatus' ability to obtain additional financing in order to complete the development and commercialization of emricasan; and those risks described in Conatus' prior press releases and in the periodic reports it files with the Securities and Exchange Commission. The events and circumstances reflected in Conatus' forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, Conatus does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Conatus Pharmaceuticals Inc.
(a development stage company)
Selected Condensed Financial Information
(Unaudited)

Statements of Operations	Three Months Ended March 31,		Period from July 13, 2005 (Inception) to March 31,
	2014	2013	2014

Operating expenses:
Research and development	$ 3,650,598	$ 967,778	$ 51,423,185
General and administrative	1,595,247	748,796	24,362,646
Total operating expenses	5,245,845	1,716,574	75,785,831
Other income (expense):
Interest income	20,773	132	1,401,667
Interest expense	(17,500)	(17,500)	(1,254,899)
Other (expense) income	(784)	(15,677)	239,545
Other financing expense	--	(547,164)	(4,267,839)
Total other income (expense)	2,489	(580,209)	(3,881,526)
Net loss	(5,243,356)	(2,296,783)	(79,667,357)

Reconciliation of net loss to net loss applicable to common stockholders:
Gain on extinguishment of convertible preferred stock	--	--	11,491,043
Deemed distribution from promissory note issuance	--	--	(474,561)
Net loss applicable to common stockholders, basic and diluted	$ (5,243,356)	$ (2,296,783)	$ (68,650,875)

Net loss per share applicable to common stockholders, basic and diluted	$ (0.34)	$ (2.17)

Weighted average shares outstanding used in computing net loss per share applicable to common stockholders, basic and diluted	15,412,498	1,060,533

		March 31,	December 31,
Balance Sheets		2014	2013

Assets
Current assets:
Cash, cash equivalents and marketable securities		$ 51,082,040	$ 56,352,987
Prepaid and other current assets		687,164	545,504
Total current assets		51,769,204	56,898,491
Property and equipment, net		32,630	23,068
Other assets		77,376	14,395
Total assets		$ 51,879,210	$ 56,935,954

Liabilities and stockholders' equity
Current liabilities		$ 2,616,519	$ 2,817,004
Note payable		1,000,000	1,000,000
Stockholders' equity		48,262,691	53,118,950
Total liabilities and stockholders' equity		$ 51,879,210	$ 56,935,954
CONTACT: INVESTORS
         Alan Engbring, Conatus Pharmaceuticals
         (858) 457-7237, aengbring@conatuspharma.com

         MEDIA
         Mariesa Kemble, Sam Brown Inc.
         (608) 850-4745, mariesakemble@sambrown.com